Exhibit 99.1

Contacts:

John Farr

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS THIRD QUARTER RESULTS

Pervasive Achieves Revenue and Profitability Results at the top end of guidance previously provided by the Company

AUSTIN, TEXAS – April 19, 2005—Pervasive Software® Inc. (Nasdaq:PVSW), a global value leader in data infrastructure software, today announced results for the third fiscal quarter ending March 31, 2005. Our third quarter results for revenue and GAAP-basis diluted earnings per share are at the top end of the guidance provided for the quarter in our press release dated January 18, 2005.

Revenue, as reported under generally accepted accounting principles (GAAP), was $12.4 million for the third quarter of fiscal year 2005, compared to $14.2 million for the third quarter of last fiscal year. Net income was $1.0 million, or $0.04 diluted earnings per share, for the third quarter, compared to net income of $2.3 million, or $0.10 diluted earnings per share, for the third quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $1.3 million, or $0.06 diluted earnings per share, in the third quarter of fiscal year 2005, compared to pro forma net income of $2.6 million, or $0.11 diluted earnings per share, in the third quarter of last fiscal year.

In addition, Pervasive continued to generate positive cash flow from operations with $1.9 million in the third quarter of fiscal 2005, ending the quarter with $36.2 million in cash and marketable securities and no debt.

“We are pleased with the results we achieved in the March quarter, delivering revenue and profitability at the high end of our expectations,” said Dave Sikora, president and CEO, Pervasive Software. “We increased revenue from the December quarter with strong international sales of our embedded database, strong sales of our AuditMaster™ product and growth in our integration products, primarily in Europe. We also initiated a new embedded database product cycle with the launch of Pervasive PSQL™ Version 9 on March 15, and look forward to monetizing this product in the coming quarters.”

During the quarter the company also introduced Pervasive Postgres™, the first integrated set of open source software and services from an established database company designed to remove significant barriers to adoption and help enterprises benefit from open source database technology. Sikora continued, “We are excited about the response we have received thus far from industry analysts and the PostgresSQL open source community related to our latest strategic initiative. The addition of Pervasive Postgres to our data infrastructure family now gives us a full spectrum of database offerings that meets the needs of customers both large and small and we look forward to being an enabler in this disruptive open source trend in the years to come.”

As a reflection of its continued confidence in the company’s future, Pervasive acquired 53,000 shares of Pervasive common stock on the open market during the quarter ended March 31, 2005. We have now acquired a total of approximately 360,000 shares of Pervasive common stock at a cost of $1.8 million under our $5.0 million stock repurchase program announced in July, 2003.

Business Outlook

For the fourth fiscal quarter ending June 30, 2005, Pervasive expects revenue to be in the range of $11.7 million to $12.7 million and GAAP-basis diluted earnings per share of $0.03 to $0.06. The profitability guidance is based on our expectation that our expenses in the June quarter will be less than the March quarter as we begin to benefit more significantly from our past investments in our India-based development infrastructure. GAAP-basis profitability is expected to include amortization of purchased intangibles of approximately $0.3 million in the fourth quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the write-off of in-process research and development and the amortization of purchased intangibles. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5 P.M. Eastern time. The conference call will be broadcast live through a link on the Investor Relations page on the Pervasive Web site at www.pervasive.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software. The dial-in numbers for the call are 800-862-9098 or 785-424-1051. The conference ID is “PVSW.”

For those who cannot attend the live broadcast, a replay will be available by calling 888-214-9522 or 402-220-4934 from two hours after the call ends until midnight (Eastern) on April 28, 2005. Additionally, the Webcast will be archived on Pervasive’s website at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31		Nine months ended March 31
	2005	2004	2005	2004
Revenues:
Product licenses	$9,665	$11,147	$27,505	$29,309
Services and other	2,749	3,055	8,285	5,794

Total revenue	12,414	14,202	35,790	35,103

Costs and expenses:
Cost of product licenses	605	553	1,692	1,139
Cost of services and other	1,310	1,627	3,817	3,899
Sales and marketing	5,416	5,621	16,289	12,918
Research and development	2,971	2,768	8,411	7,156
General and administrative	1,209	1,166	3,426	3,916
Write-off of acquired in-process research and development	—	—	—	1,084

Total costs and expenses	11,511	11,735	33,635	30,112

Operating income	903	2,467	2,155	4,991

Interest and other income, net	146	47	337	221
Income tax provision	(70)	(200)	(178)	(550)

Net income	979	2,314	2,314	4,662

Diluted earnings per share:	$0.04	$0.10	$0.10	$0.22

Shares used in computing diluted earnings per share	23,193	24,228	23,344	21,300

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three months ended March 31, 2005 and March 31, 2004 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$9,665	$—	$9,665
Services and other	2,749	—	2,749

Total revenue	12,414	—	12,414

Costs and expenses:
Cost of product licenses	605	(317)	288
Cost of services and other	1,310	—	1,310
Sales and marketing	5,416	—	5,416
Research and development	2,971	—	2,971
General and administrative	1,209	—	1,209

Total costs and expenses	11,511	(317)	11,194

Operating income	903	317	1,220

Interest and other income, net	146	—	146
Income tax provision	(70)	—	(70)

Net income	979	$317	$1,296

Diluted earnings per share	$0.04		$0.06

Shares used in computing diluted earnings per share	23,193		23,193

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization related to the Data Junction acquisition.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$11,147	$—	$11,147
Services and other	3,055	—	3,055

Total revenue	14,202	—	14,202

Costs and expenses:
Cost of product licenses	553	(317)	236
Cost of services and other	1,627	—	1,627
Sales and marketing	5,621	—	5,621
Research and development	2,768	—	2,768
General and administrative	1,166	—	1,166

Total costs and expenses	11,735	(317)	11,418

Operating income	2,467	317	2,784

Interest and other income, net	47	—	47
Income tax provision	(200)	—	(200)

Net income	$2,314	$317	$2,631

Diluted earnings per share	$0.10		$0.11

Shares used in computing diluted earnings per share	24,228		24,228

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization related to the Data Junction acquisition.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	June 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$36,241	$34,619
Trade accounts receivable, net	8,171	9,348
Prepaid expenses and other current assets	1,744	1,545

Total current assets	46,156	45,512

Property and equipment, net	2,443	2,530

Purchased technology, net	5,580	6,616
Goodwill	39,001	38,955
Other assets	509	255

Total assets	$93,689	$93,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,457	$9,593
Deferred revenue	5,365	5,190

Total current liabilities	12,822	14,783

Stockholders’ equity	80,867	79,085

Total liabilities and stockholders’ equity	$93,689	$93,868